UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported):
November 30, 2016
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Nuverra Environmental Solutions, Inc.
(Exact Name of Registrant as Specified in Charter)
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Delaware	001-33816	26-0287117
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
14624 N. Scottsdale Road, Suite #300, Scottsdale, Arizona 85254
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code:
(602) 903-7802
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

As previously reported, on November 14, 2016 the Company entered into a Thirteenth Amendment to Amended and Restated Credit Agreement (the “ABL Facility Amendment”) by and among Wells Fargo Bank, National Association, as agent (the “Agent”), the lenders named therein (the “Lenders”), and the Company, which amended the Company’s Amended and Restated Credit Agreement, dated as of February 3, 2014, by and among the Agent, the Lenders, and the Company (as amended, the “ABL Facility”). Among other things, and upon the satisfaction of certain conditions on or before November 30, 2016, the ABL Facility Amendment provided for a post-effective amendment to extend the date by which the Company is required to fully refinance the ABL Facility from November 30, 2016 to December 16, 2016.  The conditions set forth in the ABL Facility Amendment to extend the refinancing date to December 16, 2016 included the preparation of financing documentation designed to facilitate a prepackaged plan of reorganization should the Company and the debtholders with whom the Company is negotiating determine that an in-court restructuring alternative would be in the best interests of the Company.

On November 30, 2016, the Company received confirmation from the Agent that such financing documentation conditions had been satisfied or waived and that, as a result, the date by which the Company is required to fully refinance the ABL Facility has been extended from November 30, 2016 to December 16, 2016.  The Company continues to engage in active discussions with certain of its debtholders regarding various strategic alternatives to improve its long-term capital structure and liquidity, including in-court and out-of-court restructuring transactions. The parties have not entered into any definitive agreements regarding a specific restructuring transaction and there can be no assurance that such agreements will be reached.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

Date: December 2, 2016	By:	/s/ Joseph M. Crabb
	Name:	Joseph M. Crabb
	Title:	Executive Vice President and Chief Legal Officer